Exhibit 10.43
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is between Phelps Dodge Corporation (“Company”) and Kalidas V. Madhavpeddi (“Madhavpeddi”). This Agreement is entered into in order to (i) provide Madhavpeddi with special pay and benefits, (ii) resolve all matters relating to Madhavpeddi’s employment with, and separation from, the Company, (iii) provide covenants for the protection of the Company’s legitimate business interests with respect to the period following Madhavpeddi’s separation from employment, and (iv) provide the Company with protection against any claims.
The Company and Madhavpeddi, therefore, agree as follows:
1.	Madhavpeddi’s last day of employment with the Company will be April 3, 2006. Madhavpeddi will resign from all positions he holds with the Company and with each of the Company’s subsidiaries and affiliated entities on April 3, 2006. At the request of the Company, Madhavpeddi agrees to execute any documents to effectuate or to facilitate his resignations.

2.	In consideration for the covenants provided by Madhavpeddi in this Agreement, including without limitation Paragraphs 8, 9, 10 and the release contained in Paragraph 14 hereof, Company shall pay Madhavpeddi, (i) within 5 business days after the effective date of this Agreement, the gross amount of $1,975,000 and (ii) subject to Madhavpeddi’s compliance with each of the covenants set forth in this Agreement, including without limitation Paragraphs 8, 9, 10, and 14 hereof, an additional gross amount of $1,000,000 on the first anniversary of the effective date of this Agreement; provided, however, that if the covenants in either Paragraph 9 or 10 of this Agreement are held to be unenforceable, the Company will not have received the consideration for which it bargained, and it shall have no further obligation to make any further payments under this Paragraph 2. Notwithstanding the foregoing, in the event of Madhavpeddi’s death prior to the expiration of the Non-Compete Period, so long as Madhavpeddi has not theretofore breached any of Madhavpeddi’s obligations under this Agreement, including without limitation Paragraphs 8, 9, 10 and 14, the second payment referenced in this Paragraph 2 shall be paid to Madhavpeddi’s estate in a single lump sum payment 30 calendar days following Madhavpeddi’s death. Additionally, in the event of a Change of Control of the Company, this second payment (the additional gross amount of $1,000,000) will be paid on the fifth business day after the Change of Control has occurred. For purposes of this Agreement the term “Change of Control” shall mean the occurrence of any of a change in the ownership or effective control of the Company, or a change in a substantial portion of the assets of the Company, as each such event is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the rules, regulations and guidance promulgated thereunder. All necessary taxes and other required withholdings will be deducted from the payment amounts set forth above in this Paragraph 2. The effective date of this Agreement is defined in Paragraph 22 below. The amounts set forth above in this Paragraph 2 consist

Madhavpeddi Agreement

of cash; and the cash value of (i) option grant numbers 4942 and 4685 which are forfeited as a result of Madhavpeddi’s separation from service, plus (ii) a sufficient number of restricted shares which are forfeited as a result of Madhavpeddi’s separation from service sufficient to make the cash payments set forth above. For the purpose of determining the number of restricted share equivalents and the value of the forfeited options for this calculation the closing price of the Company’s shares on the New York Stock Exchange on April 3, 2006 will be used.

3.	The Company will, at its cost, provide Madhavpeddi with a reasonable amount of the services of AYCO Corporation for 2006, including for services related to the filing of Madhavpeddi’s 2006 income tax returns. The amount for all of these services will be paid by the Company to AYCO no later than March 15, 2007. The services of AYCO will be provided to Madhavpeddi under the same conditions and at the same level as those services are provided to similarly situated active employees of the Company during that time.

4.	The Company will pay the cost of COBRA continuation of medical plan coverage for Madhavpeddi and his eligible dependents for a period of 12 months following his separation. To obtain this benefit, Madhavpeddi must choose to receive COBRA continuation coverage and he must be eligible for that coverage under the rules of COBRA. If Madhavpeddi obtains this benefit, he may then, if eligible, continue COBRA coverage for an additional period of time of up to 6 months at his own expense. In the event that Madhavpeddi is not eligible for COBRA continuation coverage for the full 12 month period (the period of time between the end of the full 12 month period and the end of Madhavpeddi’s COBRA continuation coverage shall be referred to as the “Non-election Period”), the Company will pay to Madhavpeddi in cash the gross amount of $1,000 times the number of full months in the Non-election Period. Any cash amount paid to Madhavpeddi pursuant to this Paragraph 4 will be paid on the thirtieth day following the date Madhavpeddi notifies the Company that he is no longer eligible for COBRA continuation of coverage benefits under the Company’s plans, but in any event this amount will be paid to Madhavpeddi no later than March 15, 2007. Any cash amount paid to Madhavpeddi in accordance with this Paragraph 4 will be subject to all necessary taxes and other required withholdings.

5.	In accordance with the Phelps Dodge 2003 Stock Option and Restricted Stock Plan all options that are not exercisable on April 3, 2006 shall lapse and not be exercisable and all shares of restricted stock for which the restrictions have not lapsed on April 3, 2006 will revert back to the Company.

6.	Madhavpeddi agrees to return to Company all documents (whether electronic or written), notes, drawings data, records, materials and other property of whatever nature received from or and all copies thereof including, but not limited to, those documents, records, and materials containing or relating to the Company’s Proprietary Information (as defined below). Madhavpeddi agrees that all such Proprietary Information that is currently in Madhavpeddi’s possession or control is the property of Company. This provision shall not

Madhavpeddi Agreement

apply to Company documents that are personal to Madhavpeddi, including documents reflecting compensation, payroll, benefits, options and awards, and other similar documents. Madhavpeddi will deliver these items to the Company by April 3, 2006.

7.	Madhavpeddi acknowledges that (i) the Company is engaged worldwide in vertically integrated copper operations from mining through rod production, marketing and sales; molybdenum operations from mining through conversion to chemical and metallurgical products, marketing and sales; cobalt mining; and worldwide mineral exploration, technology and project development programs in copper, molybdenum and cobalt (the foregoing hereinafter referred to as the “Company Business”); (ii) Madhavpeddi’s work for the Company has allowed Madhavpeddi access to trade secrets of, and confidential information concerning, the Company; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to enter into this Agreement but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and relationships that the Company has expended significant resources to develop.

8.	Madhavpeddi recognizes that the Company competes in a competitive field and that the Company possesses and will continue to possess information of commercial value that relates to the Company Business, including but not limited to trade secrets, technical and scientific information, financial business information, processes, formulas, data, know-how, improvements, inventions, product concepts, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, blueprints, specifications, programs, ideas, customer lists, vendor lists, pricing and other structures, marketing and business strategies, budgets, projections, licenses, costs, financial data, and plans, proposals and information about the Company’s employees and/or consultants (collectively, “Proprietary Information”). Notwithstanding the foregoing, Proprietary Information shall not include information that: (a) was publicly available when received, (b) thereafter becomes publicly available through no fault of Madhavpeddi, (c) is otherwise disclosed by the Company to another party without obligation of confidentiality, (d) is in Madhavpeddi’s possession, or becomes available to Madhavpeddi, on a non-confidential basis, from a source other than the Company, or (e) that Madhavpeddi is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (e), Madhavpeddi gives the Company reasonable notice prior to the disclosure of the Proprietary Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Proprietary Information. Madhavpeddi agrees that the Proprietary Information constitutes a unique and valuable asset that is essential to the Company’s business success, and that any release of Proprietary Information would be harmful to the Company and/or its customers and business partners. To protect the Company’s Proprietary Information, Madhavpeddi agrees that at all times, including after the term of Madhavpeddi’s employment, Madhavpeddi will not disclose to any person, firm, company, or corporation or use for Madhavpeddi’s own benefit or for the

Madhavpeddi Agreement

benefit of any third party (except in furtherance of the Company Business or affairs of the Company) any and all Proprietary Information that Madhavpeddi may have acquired in the course of or as an incident to Madhavpeddi’s employment with the Company. Madhavpeddi further agrees to take all reasonable precautions to protect against the intentional, negligent, or inadvertent disclosure by Madhavpeddi of the Company’s Proprietary Information to any other person, or business entity.

9.	Madhavpeddi understands and agrees that, during Madhavpeddi’s employment with the Company, Madhavpeddi has been provided access to specialized information related to the Company Business and trade secrets, as well as the Company’s joint venture partners and potential partners and their confidential information. Madhavpeddi further agrees that if this information were used in competition against Company, Company would experience serious harm and the competitor would have a unique advantage against Company. Madhavpeddi hereby covenants and agrees that at no time until the second anniversary of the effective date of this Agreement (the “Non-Compete Period”), will Madhavpeddi (i) develop, own, manage, operate or otherwise engage in, participate in, provide services to, represent in any way or be connected with, whether as officer, director, partner, member, owner, employee, agent, independent contractor, consultant, proprietor, stockholder (except for the ownership of less than five percent equity interest in a publicly traded company) or otherwise, any company or business engaged primarily, or as a substantial part of its business, in the mining, development, production, conversion and sale of copper, molybdenum or cobalt in any form and in any geographic territory (within or outside the United States) in which Company does business or (ii) act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any business; joint venture partner or prospective joint venture partner with whom Madhavpeddi had contact on behalf of the Company during the last two years of Madhavpeddi’s service with the Company (each, hereafter referred to as a “Business Partner”); supplier; or good will of Company. Madhavpeddi acknowledges that this covenant has a unique, substantial, and immeasurable value to Company.

10.	Madhavpeddi hereby covenants and agrees that at no time during the Non-Compete Period, will Madhavpeddi solicit any Covered Customer or Business Partner for the purpose of (i) inducing or otherwise intending to cause such Covered Customer or Business Partner to alter or end its business relationship with Company or (ii) interfering with Company’s business relationship with such Covered Customer or Business Partner or (iii) causing such Covered Customer to purchase products and/or services competitive with those of Company or such Business Partner to engage in investment and other joint venture activities with entities that are competitors of the Company. A “Covered Customer” shall mean any company that is doing business with the Company, or negotiating to do business with the Company, prior to any act of interference by Madhavpeddi, if within the course of the last two years of Madhavpeddi’s employment with the Company, (a) Madhavpeddi or someone under Madhavpeddi’s direct supervision had contact with such company or (b) Madhavpeddi received proprietary information regarding such company. Madhavpeddi hereby covenants and agrees that at no time during the Non-Compete Period, will

Madhavpeddi Agreement

Madhavpeddi, directly or indirectly, (i) recruit, encourage, solicit or induce any of the Company’s employees to leave the employ of Company; (ii) hire any of the Company’s employees or (iii) assist any third party in hiring any of the Company’s employees.

11.	Madhavpeddi understands that the special pay and benefits he will receive by this Agreement are not required by the Company’s policies. Madhavpeddi also understands that if he and the Company did not have this Agreement, he would not be getting this special pay and benefits. Madhavpeddi and the Company agree that the fact that they are making this Agreement does not mean that the Company had any obligation or liability to Madhavpeddi.

12.	Madhavpeddi will keep the contents of this Agreement confidential. He will only talk about it with his immediate family, his attorney, and his accountant or tax and financial advisor, and they will not discuss it with anyone else.

13.	This Agreement may not be changed orally, but only by a written agreement signed by Madhavpeddi and the Company.

14.	Madhavpeddi agrees not to bring any suit or claim against the Company or any of its related entities or individuals with respect to any matter, including those related to his employment with the Company or his separation from that employment. Therefore, Madhavpeddi, for himself and his heirs, executors, administrators, representatives, agents, and assigns, forever releases the Company and its parents, subsidiaries, successors, predecessors, and affiliated entities, and their officers, directors, agents, employees, shareholders, attorneys, and representatives, from any and all claims, demands, liabilities, obligations, suits, charges, actions, and causes of action, whether known or unknown, past or present, accrued or not accrued, as of the date Madhavpeddi signs this Agreement. The items released include, but are not limited to, matters relating to or arising out of his employment or separation from employment. Some examples of items released are claims under federal, state, or local laws, such as the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Arizona Civil Rights Act, any common law, tort, or contract claims, and any claims for attorneys’ fees and costs. This provision, of course, does not affect Madhavpeddi’s rights, if any, to benefits under the Company’s benefit plans in accordance with the terms of those plans, or to make a complaint to any state or federal agency with respect to issues related to his employment with the Company. This provision also does not affect Madhavpeddi’s rights to indemnification from the Company as a Company employee and officer as provided by the By-Laws of the Company, New York law, or any Directors and Officers Liability Insurance policy.

15.	Madhavpeddi acknowledges, understands, and agrees that the restrictions contained in this Agreement, including without limitation Paragraphs 8, 9, 10, and 14, are necessary to protect the legitimate business interests and good will of the Company, and are a material

Madhavpeddi Agreement

inducement to the Company to enter into this Agreement, and that any breach of such restrictions would cause the Company substantial and irreparable harm for which there is no adequate remedy at law. If the Company deems such action warranted by the particular circumstances, the Company shall be entitled, to seek equitable relief including, but not limited to, temporary, preliminary, and permanent injunctive relief, including the issuance of a temporary restraining order, in order to secure the specific performance of this Agreement. Madhavpeddi agrees that the rights of the Company to obtain injunctive relief shall not be considered a waiver of the Company’s rights to seek any other remedies it may have at law or in equity. The Company may seek such relief pursuant to a court action notwithstanding the arbitration provision set forth in Paragraph 18 of this Agreement.

16.	The restrictions set forth herein shall be construed as a series of separate and severable covenants. Madhavpeddi agrees that if, in any proceeding, the tribunal refuses to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time, or for any other reason whatsoever, any such covenant shall be considered divisible both as to duration, and geographic area so that each month of a specified period shall be deemed a separate period of time and each county in each particular state (or such other geographic subdivision as the tribunal determines is reasonable) a separate geographic area, resulting in an intended requirement that the longest lesser period of time or the largest lesser geographic area found by such tribunal to be a reasonable restriction shall remain an effective restrictive covenant specifically enforceable against Madhavpeddi. Further, the covenants contained in Paragraphs 8, 9, and 10 shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action by Madhavpeddi against the Company or any of its employees, agents, shareholders, directors, or officers, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of any of these covenants. Madhavpeddi also agrees that, if Madhavpeddi is found to have breached any of the time-limited covenants in Paragraphs 9 or 10 hereof, the time period during which Madhavpeddi is subject to such covenant shall be extended by one day for each day Madhavpeddi is found to have violated such restriction, up to a maximum of two years.

17.	The laws of the State of Arizona will apply to this Agreement, unless otherwise set forth in this Agreement.

18.	Any disputes arising in connection with this Agreement, other than disputes arising under Paragraphs 8, 9, 10, 11, 18 and 19 shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction of this matter. Costs of the arbitration shall be borne equally by the parties. Unless the arbitrator otherwise determines, the party that does not prevail in any such action shall reimburse the other party for his or its reasonable attorneys’ fees incurred with respect to such arbitration.

19.	Madhavpeddi agrees not to challenge this Agreement. If he attempts to do so, he must first

Madhavpeddi Agreement

return to the Company all of the pay and benefits he received as consideration for entering into this Agreement within 14 days of the Company’s written demand for payment. Notwithstanding any other provision of this Paragraph 19 to the contrary, the parties acknowledge and agree that Madhavpeddi’s rights to challenge the validity of this Agreement under the ADEA, as amended by the Older Workers Benefit Protection Act, including any challenge of the knowing and voluntary nature of this Agreement, are not otherwise affected by the above provisions of this Paragraph 19 or any other provision of this Agreement. Company and Madhavpeddi acknowledge and agree that Madhavpeddi is not required to return or tender back any consideration received for this Agreement in the event he brings a claim challenging the validity of this Agreement under the ADEA, as amended. In the event Madhavpeddi successfully challenges the validity of this Agreement and prevails on the merits of any ADEA claim, the Company is entitled to set-off, recoupment, or restitution against any consideration paid Madhavpeddi under this Agreement to the extent of the consideration paid or the damages awarded, whichever is the lesser.

20.	Company Senior Management will not make any disparaging comments about Madhavpeddi internally in the Company or externally to partners, bankers, agents, traders or anyone associated with the mining industry. The Company is aware that Madhavpeddi’s only asset is his good reputation and agrees that no attempt directly or indirectly will be made to disparage his reputation or integrity.

21.	Madhavpeddi has been advised by the Company to talk with an attorney of his choice before signing this Agreement. He has been given a period of at least 21 days to consider this Agreement, and he acknowledges and agrees that he has had an opportunity to talk with an attorney about this Agreement, if he elects to do so in his sole discretion.

22.	Madhavpeddi may revoke this Agreement. Madhavpeddi may do so during the seven calendar days after the date he signs it. The Agreement will not become effective until the eighth calendar day after Madhavpeddi signs it. If Madhavpeddi wishes to revoke the Agreement, he must do so in writing and his written notice of revocation must be sent to Nancy Mailhot (“Mailhot”), Vice President, Human Resources, Phelps Dodge Corporation, One North Central Avenue, Phoenix, AZ 85004. To be effective, Mailhot must receive the revocation of the Agreement during the seven calendar days after the day Madhavpeddi signs it.

23.	Madhavpeddi has carefully considered his obligations as stated in this Agreement and agrees the restrictions contained in this Agreement are required for the Company’s protection. Madhavpeddi has carefully read this Agreement, he has had an opportunity to ask questions about it, he understands it, and he agrees to all of its provisions. Madhavpeddi understands that by signing this Agreement, he agrees not to sue or bring any claim against the Company or any other entity or person he has released from claims. Madhavpeddi has made this Agreement voluntarily and without any duress.

Madhavpeddi Agreement

24.	This agreement supercedes and replaces all prior discussions, understandings, and oral agreements between the parties and contains the entire agreement between them on the matters herein contained. Madhavpeddi acknowledges that he has entered in to that certain Severance Agreement dated October 27, 1997, and signed by Madhavpeddi on November 1, 1997, (“Severance Agreement”), by which he will receive certain benefits and payments in the event he is involuntarily separated from service. Madhavpeddi understands and agrees that it is the intent of the parties to this Agreement that he shall not be entitled to receive, and the Company shall not be obligated to pay, benefits and payments under both this Agreement and his Severance Agreement. Therefore, Company and Madhavpeddi agree that upon the effective date of this Agreement (as described in Paragraph 22 above), his Severance Agreement shall terminate, be of no further force and effect, and the Company shall have no further obligation to pay him any amounts under his Severance Agreement.

Kalidas V. Madhavpeddi	Phelps Dodge Corporation

/s/ Kalidas V. Madhavpeddi	/s/ Nancy Mailhot

Nancy Mailhot
Vice President, Human Resources

April 25, 2006	May 3, 2006

Date	Date